EXHIBIT 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Trust Quarterly Distribution
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, August 12, 2008 – Whiting USA Trust I (NYSE Symbol – WHX) announced the Trust distribution of Net Profits for the second quarterly Payment Period.
Unitholders of record on August 19, 2008 will receive a distribution amounting to $21,156,745 or $1.526032 per unit payable August 29, 2008.
Volumes, Price and Net Profits for the Payment Period were:

Volume (BOE)	401,399
Proceeds (BOE)	$82.88
Gross Proceeds	$33,268,190
Costs	$9,328,114
Net Profits	$23,940,076
Percentage allocable to Trust’s
Net Profits Interest	90%

Total cash proceeds available for the Trust	$21,546,068
Provision for estimated Trust expenses	$250,000
Montana state income tax withheld	$139,323
Net cash proceeds available for distribution	$21,156,745
Trust units outstanding	13,863,889
Cash distribution per trust unit	$1.526032
Effective July 1, 2008, the name of The Bank of New York Trust Company, N.A. was changed to The Bank of New York Mellon Trust Company, N.A.
This press release contains forward-looking statements. No assurances can be given that such expectations will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trustee from Whiting with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701